UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2014

Furmanite Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10370 Richmond Avenue, Suite 600 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	713-634-7777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2014 Charles R. Cox, the Company’s Chief Executive Officer through the end of 2014, announced his decision to resign from his position as a member of the Board of Directors (the “Board”) of Furmanite Corporation (the “Company”), effective January 1, 2015, for ongoing health reasons, and to coincide with the timing of his retirement from the Company as Chief Executive Officer. Joseph E. Milliron, previously named Chief Executive Officer and President of the Company, effective January 1, 2015 has been appointed to serve as a member of the Board of the Company, effective January 1, 2015 to fill the vacancy created by Mr. Cox’s resignation.

On December 23, 2014, in connection with Mr. Milliron’s appointment and transition into his new roles, he was awarded options to purchase 125,000 shares of the Company’s common stock in accordance with the Company’s 1994 Stock Incentive Plan, as amended, with an exercise price of $7.61, the closing price on December 23, 2014, and four year graded vesting. Further, Mr. Milliron’s annual base compensation, effective January 1, 2015, has been set at $500,000.

Effective January 1, 2015, the Board appointed Robert S. Muff Chief Administrative Officer in addition to his role as the Company’s Chief Financial Officer. On December 23, 2014 in connection with this appointment, Mr. Muff was awarded options to purchase 100,000 shares of the Company’s common stock in accordance with the Company’s 1994 Stock Incentive Plan, as amended, with an exercise price $7.61, the closing price on December 23, 2014, and four year graded vesting. Further Mr. Muff’s annual base compensation, effective January 1, 2015, has been set at $375,000.

On December 23, 2014, the Company entered into new Indemnity Agreements with all named Directors and Officers of the Company, replacing existing such agreements. Pursuant to the agreements, the Company will indemnify the individuals under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements they may be required to pay in actions or proceedings that they are or may be made a party by reason of their position as an officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Certificate of Incorporation and Bylaws. The foregoing summary of the Indemnity Agreements is qualified in its entirety by reference to the form of Indemnity Agreement filed as an exhibit hereto and incorporated by reference herein.

On December 23, 2014, the Company entered into a Change in Control Agreement with William F. Fry, the Company’s General Counsel and Secretary. The agreement’s terms are substantially identical to the terms of the Company’s other such agreements entered into earlier this year and filed as Exhibits 10.2 and 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 31, 2014 for the period ended June 30, 2014 (the “Second Quarter 10-Q”). For Mr. Fry, a “change in control” occurs if, under certain specified circumstances:

i.
specified persons (generally defined as those directors serving at the effective date of the change in control agreement and those appointed or recommended by such persons) cease to constitute a majority of the members of the Board;

ii.
a merger of the Company or one of its affiliates occurs, unless the beneficial owners of the voting securities of the Company immediately prior to such merger own at least 50 percent of the combined voting power of the Company, the surviving entity, or the parent of the surviving entity immediately after such merger;

iii.
a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of directors of the Company; or

iv.	a sale, transfer, lease or other disposition of all or substantially all of the Company’s assets is consummated.

If a change in control occurs and the employment of Mr. Fry terminates, other than due to his death or disability or by termination of employment (other than in the look-back period) by the Company for cause (as defined in the agreement), the Company will pay 299 percent of his respective annualized base salary immediately prior to the change in control. In addition to the payment of a percentage of annualized salary discussed above,

a.
all stock and option awards held by him shall immediately become vested, exercisable, and non-forfeitable and all conditions thereof shall be deemed to have been satisfied, subject to the terms and conditions of the plan or agreement by which they were granted;

b.	the Company shall pay to him the undiscounted value of any contributions which the Company would have made to his account with the Company’s 401(k) Plan had his employment continued for three years;

c.	the Company shall continue any provisions of accident and health insurance benefits being provided him for a period of three years; and

d.
the Company shall provide any benefits under any post-retirement health care insurance plans then in effect to which he would have become entitled had his employment continued for a period of three more years.

Should payments to him be subject to the excise tax of Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, or local statute, then, subject to certain conditions within the change in control agreement, the Company shall pay additional amounts to him so as to place him in the same economic position he would have been in had no excise tax been imposed.

The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Change in Control Agreements, which were filed as Exhibits 10.2 and 10.3 to the Second Quarter 10-Q and are incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Indemnity Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation

Date: December 29, 2014	By:	/s/ ROBERT S. MUFF
Robert S. Muff
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Indemnity Agreement